Free Writing Prospectus Filed Pursuant to Rule 433
(Related to Preliminary Prospectus Supplement Dated November 27, 2007)
Registration No. 333-147048
November 27, 2007
Anheuser-Busch Companies, Inc.

Final pricing terms as of November 27, 2007
$500 Million 5.50% Notes due January 15, 2018

Issuer:	Anheuser-Busch Companies, Inc.
Ratings:	A2 Stable / A Stable
Offering Format:	SEC Registered
Joint Bookrunners:	Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
UBS Securities LLC

Co-Managers:	Banc of America Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Robinson Humphrey, Inc.
The Williams Capital Group, L.P.

Final Terms

5.50% Notes due January 15, 2018
Principal Amount	$500,000,000
Treasury Benchmark	4.25% due 2017
Treasury Yield	3.952%
Re-offer Spread to Treasury	+160 bps
Re-offer Yield	5.552%
Coupon	5.50%
Price to Public (%)	99.590%
Gross Proceeds ($)	$497,950,000
Coupon Dates	January 15, July 15
First Coupon Date	July 15, 2008
Trade Date	November 27, 2007
Settlement Date (T+3)	November 30, 2007
Maturity Date	January 15, 2018
Make Whole Call	T + 25 bps
Day Count	30/360
CUSIP	035229 DD2
CHANGE OF CONTROL:	If a change of control triggering event occurs, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated November 27, 2007 relating to the Notes).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526, Morgan Stanley at 1-800-584-6837, or UBS Investment Bank at 1-888-722-9555 (Ext 337-1088).